As filed with the Securities and Exchange Commission on December 13, 2006
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VALLENAR HOLDINGS, INC.
(Name of Small Business Issuer in Its Charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	1311 (Primary Standard Industrial Classification Code Number)	20-5503984 (I.R.S. Employer Identification No.)

3388 Via Lido, Fourth Floor
Newport Beach, California 92663
Telephone: (866) 472-7987
(Address and telephone number
of principal executive offices)

Richard N. Jeffs
President
3388 Via Lido, Fourth Floor
Newport Beach, California 92663
Telephone: (866) 472-7987
(Name, address and telephone number of agent for service)

Copies of communications to:

Mary Ann Sapone, Esq. Richardson & Patel LLP 10900 Wilshire Boulevard, Suite 500 Los Angeles, California 90024 Telephone: (310) 208-1182 Facsimile (310) 208-1154

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(1)
Common stock, $0.001 par value(2)	4,000,000	$0.188888	$755,552	$80.84

(1) Calculated as of December 13, 2006 pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.

(2) The shares being registered are owned by Brek Energy Corporation and are being registered for a spin-off distribution to the Brek Energy Corporation shareholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Dated December 13, 2006

PRELIMINARY PROSPECTUS

VALLENAR HOLDINGS, INC.

4,000,000 Shares of Common Stock

This prospectus covers 4,000,000 shares of our common stock which are owned by our parent corporation, Brek Energy Corporation (“Brek”). These shares will be distributed to the shareholders of Brek in a spin-off. Shareholders of Brek on the record date, which is January 21, 2007, will receive one share of our common stock for every ten shares of Brek common stock that they hold as of the record date for the distribution. No fractional shares will be issued and no shares will be issued to holders of less than 1,000 shares of Brek common stock. Instead, any holder of Brek common stock who would receive a fractional share due to the spin-off will have the fractional share rounded up to the next whole share, and any holder of Brek common stock who holds less than 1,000 shares will receive cash in lieu of these securities. The cash payment will be equal to the product of the number of shares times the average of the high and low trading prices for Brek’s common stock over the five trading days immediately prior to the effective date of the spin-off. Distribution of our common stock to Brek’s shareholders will be made within 30 days of the date of this prospectus.

Brek shareholders will not be required to pay for the shares of our common stock that they receive in the spin-off, nor will they be required to surrender or exchange their shares of Brek common stock.

Brek is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the distribution of these shares to its shareholders.

There is currently no public market for our common stock and it is possible that no trading market will begin for a substantial period of time after we close this offering. Our common stock is not quoted on any national exchange or on the Nasdaq Stock Market. When trading begins we believe that our common stock will be traded on the OTC Bulletin Board however, there is no assurance that this will occur.

An investment in our securities involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning at page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2006.

Inside Front Cover

We have not authorized anyone to provide you with information different from that contained in this prospectus. These securities may be sold only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the effective date of this offering, regardless of the time of delivery of this prospectus or of any sale of the securities. You must not consider that the delivery of this prospectus or any sale of the securities covered by this prospectus implies that there has been no change in our affairs since the effective date of this offering or that the information contained in this prospectus is current or complete as of any time after the effective date of this offering.

We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside of the United States to permit a public offering of our securities or the possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside of the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in that jurisdiction.

TABLE OF CONTENTS

Prospectus Summary	1

Risk Factors	3

Cautionary Statement Regarding Forward-Looking Statements	7

Use of Proceeds	8

Determination of Offering Price	8

Market for Common Equity	9

Management’s Discussion and Analysis or Plan of Operation	10

Business	16

Management	20

Certain Relationships and Related Party Transactions	22

Security Ownership of Certain Beneficial Owners and Management	22

Description of Our Securities	23

Plan of Distribution	25

Disclosure of Commission Position on Indemnification for Securities Act Liabilities	25

Where You Can Find Further Information About Us	27

Experts	28

Legal Matters	28

PROSPECTUS SUMMARY

This summary highlights information from this prospectus and may not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus, including our consolidated financial statements and the notes to those statements. All references in this prospectus to “Vallenar”, “we”, “us” or “our” refer to Vallenar Holdings, Inc. and its subsidiary, Vallenar Energy Corp., unless the context otherwise indicates.

VALLENAR HOLDINGS, INC.

We were incorporated on August 10, 2006 in the state of Nevada. We are a development stage company. We own 5,312,500 shares of 11,000,000 issued and outstanding shares of common stock and all of the 733,333 issued and outstanding shares of convertible preferred stock , for a total of 51.53%, of Vallenar Energy Corp., an oil and gas company. Vallenar Energy Corp. was incorporated on January 27, 1999 in the state of Nevada and does business through its subsidiary, Nathan Oil Partners LP. Through Vallenar Energy Corp., we hold leases covering approximately 9,191 gross and approximately 8,865 net acres in the Rocksprings Prospect in the Val Verde Basin of Edwards County, Texas.

Corporate Information

We maintain our principal offices at 3388 Via Lido, Fourth Floor, Newport Beach, California 92663. Our telephone number is (866) 472-7987.

Development Stage Company and Going Concern

We are a development stage company. Our consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business. We have an accumulated deficit of $339 and additional financing will be required to support development of our oil and gas properties until we achieve positive cash flow from operations. These factors raise doubt about our ability to continue as a going concern. Our ability to emerge from the development stage with respect to our principal business activity is dependent upon the continued financial support of our shareholders, our ability to obtain necessary equity financing to continue our operations and the attainment of profitable operations.

Information Related to the Spin-off

On September 20, 2006, Brek disclosed that it entered into an Agreement and Plan of Merger with Gasco Energy, Inc. and Gasco Acquisition, Inc. Once the merger is consummated, Brek will be a wholly owned subsidiary of Gasco Energy, Inc. We are a wholly owned subsidiary of Brek. As a condition to the merger being consummated, Brek must spin-off all of the shares of our common stock that it owns to its shareholders.

Each holder of Brek common stock will receive one share of our common stock for every ten shares of Brek common stock that they hold as of the record date for the distribution. The record date for the distribution is January 21, 2007. No fractional shares will be issued and no shares will be issued to holders of fewer than 1,000 shares of Brek common stock. Instead, any holder of Brek common stock who would receive a fractional share due to the spin-off will have the fractional share rounded up to the next whole share, and any holder of Brek common stock who holds fewer than 1,000 shares of Brek common stock will receive cash in lieu of these securities. The cash payment will be equal to the product of the number of shares times the average of the high and low trading prices for Brek’s common stock over the five trading days immediately prior to the effective date of the spin-off. Brek plans to distribute our common stock to its shareholders within 30 days of the date of this prospectus. Brek shareholders will not be required to pay for the shares of our common stock that they receive in the spin-off, nor will they be required to surrender or exchange their shares of Brek common stock.

As a result of the spin-off, our common stock may be publicly traded however, we can offer no assurance that an active trading market for our securities will develop.

Nevada Agency & Trust Company, our stock transfer agent, located in Reno, Nevada, will act as our distribution agent for the spin-off. Brek will pay all costs associated with the distribution of the shares of our common stock.

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our consolidated financial statements and the notes to those statements, before you purchase our common stock. The risks and uncertainties described below are those that we currently believe may materially adversely affect our company. Additional risks and uncertainties may also impair our business operations. If the following risks actually occur, our business, financial condition and results of operations could be seriously harmed, the trading price of our common stock could decline and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS OPERATIONS

Vallenar Energy Corp. through its subsidiary, Nathan Oil Partners LP, owns oil and gas leases. It has no operations.

Nathan Oil Partners LP, Vallenar Energy Corp.’s subsidiary, owns oil and gas leases however it does not have the funds to develop these leases. It has entered into an agreement with an operator for drilling, completing, equipping and operating wells on its properties, but there is no guarantee that these activities will be successful. If these activities are unsuccessful, we will have no operations and earn no revenues.

RISKS RELATED TO THE SPIN-OFF

Vallenar Energy Corp. our operating subsidiary, has no recent operating history as an independent company.

Until we became its parent on August 24, 2006, Vallenar Energy Corp. was operated as a subsidiary of Brek. After the spin-off, we will be an independent public company. Our ability to satisfy our obligations and achieve or maintain profitability will be solely dependent upon the future performance of our business, and we will not be able to rely upon the financial and other resources of Brek.

During the period of its ownership of Vallenar Energy Corp.’s business, Brek performed certain significant corporate functions for it, including providing legal and accounting services and day-to-day operational functions, such as support staff. In connection with the spin-off, we will be required to create our own, or to engage third parties to provide, corporate business functions that will replace those provided by Brek. As an independent public company, we will be required to bear the cost of obtaining these services. We may not be able to perform, or engage third parties to provide, these functions with the same level of expertise and on the same or as favorable terms as they have been provided by Brek. In that event, our business and operations could suffer.

If the spin-off is determined to be a taxable transaction, the common stock you receive could be subject to tax.

Neither we nor Brek have requested a ruling from the Internal Revenue Service or any other tax authority with respect to the tax implications of the spin-off, and no independent legal opinion will be obtained. Brek has attempted to structure the spin-off in a manner designed to assure that the transaction is tax-free to Brek’s U.S. shareholders, however, if the spin-off failed to meet all of the requirements that must be satisfied in order to be accorded tax-free treatment under the Internal Revenue Code, then the spin-off could be taxable as a dividend by Brek to its shareholders. If that were to happen, Brek’s shareholders could be liable for the payment of a tax to the extent that the fair value of our common stock exceeds Brek’s adjusted tax basis in our common stock at the time of the distribution.

If the spin-off is not a legal dividend, it could be held invalid by a court and harm our financial condition and results of operations.

The spin-off is subject to the provisions of Section 78.288 of the Nevada Revised Statutes, which requires that distributions be made only if after making such distribution, the corporation is able to pay its debts as they become due. Although we believe that the spin-off complies with the provisions of Section 78.288, a court could later determine that the spin-off was invalid under Nevada law and void the transaction. The resulting complications, costs and expenses could harm our financial condition and results of operations.

Brek’s creditors at the time of the spin-off may challenge the spin-off as a fraudulent conveyance or transfer that could lead a court to void the spin-off.

Brek’s creditors could file a legal action challenging the spin-off as a fraudulent conveyance or transfer. If a court determined that either Brek or Vallenar was insolvent at the time of the spin-off or was rendered insolvent by reason of the spin-off, the court could be asked to void the spin-off (in whole or in part). Although we believe that the spin-off does not constitute a fraudulent conveyance or fraudulent transfer, a court may not agree. If a court voided the spin-off, it could require that our shareholders return to Brek some or all of the shares of our common stock issued in the spin-off.

INVESTMENT RISKS

There is no trading market for our shares. You may not be able to sell your shares if you need money.

Prior to this offering there has been no public market for our common stock. It is not likely that an active market for our common stock will develop or be sustained after this offering or in the foreseeable future. You may not be able to sell the shares you own.

We will be subject to the penny stock rules and these rules may adversely affect trading in our common stock.

Our common stock will be a “low-priced” security under rules promulgated under the Securities Exchange Act of 1934. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions probably decreases the willingness of broker-dealers to make a market in our common stock, decreases liquidity of our common stock and increases transaction costs for sales and purchases of our common stock as compared to other securities.

Substantial sales of our common stock following the spin-off could depress the market price of our common stock.

All of the shares of our common stock issued in the spin-off, other than shares distributed to our “affiliates” (as that term is defined in applicable securities laws) will be eligible for immediate resale in the public market. It is likely that some Brek shareholders will sell the shares of our common stock that they receive in the spin-off. Any sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could depress the market price of our common stock. We are unable to predict whether substantial amounts of our common stock will be sold in the public market following the spin-off.

We have not paid cash dividends and we are unlikely to pay cash dividends in the foreseeable future.

We plan to use all of our earnings, to the extent we have earnings, to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. You should not expect to receive cash dividends on our common stock. Accordingly, shareholders must be prepared to rely on sales of their common stock after price appreciation, which might never occur, to earn an investment return. If our common stock does not appreciate in value, or if our common stock loses value, our shareholders may lose some or all of their investment in our shares.

We have the ability to issue additional shares of our common stock and to issue preferred stock without asking for shareholder approval, which could cause your investment to be diluted.

Our articles of incorporation authorize the board of directors to issue up to 200,000,000 shares of common stock and 25,000,000 shares of preferred stock. The power of the board of directors to issue shares of common or preferred stock is generally not subject to shareholder approval. Accordingly, any additional issuance of our common or preferred stock may have the effect of diluting your investment.

Our articles of incorporation permit us to issue shares of preferred stock. By issuing preferred stock, we may be able to delay, defer or prevent a change of control.

Our articles of incorporation permit us to issue 25,000,000 shares of preferred stock. Our articles of incorporation also permit our board of directors to determine the rights, preferences, privileges and restrictions granted to, or imposed upon, the preferred stock and to fix the number of shares constituting any series and the designation of such series without further action by our shareholders.

Depending on the rights, preferences and privileges granted when the preferred stock is issued, holders of our preferred stock may delay, defer or prevent a change in control, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of and the voting and other rights of the holders of our common stock.

After the spin-off, the price of our common stock may be volatile and the common stock you receive may lose all or part of its value.

The price of our common stock after the spin-off may fluctuate widely, depending upon a number of factors, many of which are beyond our control. For instance, our future results of operations could be below the expectations of investors and, to the extent our company is followed by securities analysts, the expectations of these analysts. If this occurs, our stock price could decline. Other factors that could affect our stock price include the following:

•	changes in analysts’ recommendations or projections, if any

•	changes in market valuations of similar companies

•	actions or announcements by our competitors

•	actual or anticipated fluctuations in our operating results

•	litigation developments

•	changes in general economic or market conditions or other economic factors unrelated to our performance.

In addition, the stock markets have experienced significant price and trading volume fluctuations, and the market prices of oil and gas producing companies generally have been extremely volatile and have recently experienced sharp share price and trading volume changes. These broad market fluctuations may adversely affect the trading price of our common stock.

CAUTIONARY STATEMENT REGARDING
FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, our beliefs and assumptions. Words including “may,” “could,” “would,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which remain beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include general economic conditions, particularly as they affect our ability to raise sufficient working capital, our reliance on Chesapeake to successfully develop the oil and gas properties, our ability to raise sufficient equity to cover our operating expenses and other factors that are described in the sections of this prospectus titled “Risk Factors,” “Management’s Discussion and Analysis or Plan of Operation,” “Business” and elsewhere. We caution you not to place undue reliance on these forward-looking statements, which reflect our management’s view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the results of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any proceeds from Brek’s spin-off distribution of our common stock or from subsequent sales of the shares of common stock by Brek’s shareholders.

DETERMINATION OF OFFERING PRICE

The spin-off distribution described in this prospectus is a spin-off dividend distribution of Vallenar common stock owned by Brek. Brek will distribute its 4,000,000 shares of Vallenar common stock to its shareholders within 30 days of the date of this prospectus. There is currently no public market for our common stock. For purposes of calculating the registration fee for the shares of common stock included in this prospectus, we have used the price of $0.188888 per share, which represents the book value of a share of our common stock on December 13, 2006.

MARKET FOR COMMON EQUITY

There is presently no public market for our common stock. We plan to apply for the quotation of our common stock on the OTC Bulletin Board upon the completion of the spin-off and the effectiveness of the registration statement of which this prospectus is a part; however, we can provide no assurance that our shares will be quoted on the bulletin board or, if quoted, that a public market will develop.

None of our common stock is subject to outstanding options or warrants to purchase, or securities convertible into, common stock. None of our common stock may be sold pursuant to Rule 144 under the Securities Act of 1933. All of our common stock will be freely tradable once the Securities and Exchange Commission declares effective the registration statement of which this prospectus is a part.

We have not paid cash dividends since our inception and we do not contemplate paying dividends in the foreseeable future. We intend to retain any future earnings to finance the growth and development of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, results of operation, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant.

According to section 78.288 of the Nevada Revised Statutes, no distribution to shareholders may be made if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business or, except as otherwise specifically allowed by the articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

We have no compensation plans pursuant to which our equity securities could be distributed.

After the spin-off distribution, we anticipate that we will have approximately 2,500 shareholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OR PLAN OF OPERATION

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and related footnotes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus.

Results of Operations

We were incorporated on August 10, 2006 and did not have any operations between August 10 and August 24, 2006. Between August 24 and August 31, 2006 we had no revenue and our loss from operations and accumulated deficit was $339.

On August 24, 2006, we acquired a 51.53% interest in Vallenar Energy Corp. (“Energy”), a corporation organized in the State of Nevada on January 27, 1999. Energy owns all of Nathan Oil Operating Co. LLC, a limited liability company organized in the State of Texas on October 31, 2001. Nathan Oil Operating Co. LLC is the general partner of Nathan Oil Partners LP, a limited partnership formed in the State of Texas on October 31, 2001. Energy is the only limited partner. This structure is illustrated in the following diagram.

Acquisition of Energy

On August 24, 2006, we issued 4,000,000 shares of our common stock to Brek, a corporation sharing common directors, in exchange for 5,312,500 common shares and 733,333 convertible preferred shares of Energy or 51.53% of Energy’s issued and outstanding shares. We allocated the purchase price of Energy based on the fair value of the assets we acquired and liabilities we assumed. The fair value of the 4,000,000 shares we issued to Brek was based on Brek’s original investment in Energy of $755,552. We allocated the increase in book value over purchase price of $714,121 to the oil and gas leases. The components of the purchase price and allocation are as follows:

Consideration and acquisition costs:
4,000,000 common shares issued to Brek Energy Corporation in exchange for 5,312,500 common shares and 733,333 preferred shares of Vallenar Energy Corporation	$755,552

Allocation of purchase price:
Current assets assumed	$160,843
Oil and gas leases	714,221
Liabilities assumed	(80,636)
Minority interest	(38,876)

$755,552

Our unaudited pro forma operating results on August 24, 2004 (the date of acquisition) are the same as the results shown on our consolidated statement of operations included in our August 31, 2006 audited consolidated financial statements, which are filed with this document.

Liquidity and Capital Resources; Plan of Operation

In the notes to our consolidated financial statements as of August 31, 2006, we caution that our ability to continue as a going concern is uncertain. We have not generated any revenues to cover our expenses and we have an accumulated deficit of $339. As of August 31, 2006, we had $81,282 in current liabilities. When this is offset against our current assets of $160,948, we are left with a working capital of $79,666, which includes cash of $294. We are in the early stage of development and we have not produced any revenues from our oil and gas properties. Thus far, management has devoted most of its time to organizing and developing our business. Our plans over the next twelve months include ceasing to be a subsidiary of Brek, raising equity capital, developing our properties through our joint operating agreement with Chesapeake Exploration Limited Partnership (“Chesapeake”), and considering other oil and gas projects.

PLAN OF OPERATION

We are a holding company based in Newport Beach, California, and a wholly owned subsidiary of Brek. Brek’s properties consist of Vallenar’s oil and gas properties in Texas and an undivided 25% working interest in oil and gas properties in Utah, Wyoming and California. Gasco Energy Inc. (“Gasco”) owns the remaining undivided 75% working interest. On September 20, 2006, Brek disclosed that it had entered into an Agreement and Plan of Merger with Gasco and Gasco Acquisition, Inc. One of the purposes of the merger is to consolidate Gasco’s ownership of the Utah, Wyoming and California oil and gas properties. Once the merger is consummated, Brek will be a wholly owned subsidiary of Gasco. As a condition to the merger, Brek must spin off all of the shares of our common stock that it owns to the Brek shareholders.

We hold nine oil and gas leases located in the Rocksprings Prospect in the Val Verde Basin of Edwards County, Texas through Energy. These oil and gas leases are more fully described in the section of this prospectus titled “Business”.

On May 8, 2006, we entered into an agreement with Chesapeake for the development of our oil and gas properties because we did not have the funds or the personnel to develop these properties. Our plan is to earn revenues by assigning our rights to develop the properties covered by our leases, rather than by undertaking the expense and the risk of the exploration and development. If the property is successfully developed in accordance with the terms of the joint operating agreement, we will earn a working interest in the wells. A more complete discussion of the agreement is included in the section of this prospectus titled “Business”.

As agreed with Chesapeake, we assigned all of our oil and gas leases to Chesapeake so far as they cover depths below 1,500 feet through an assignment of oil and gas leases agreement dated June 9, 2006, in exchange for Chesapeake’s initiating drilling operations on the land covered by the leases before the end of the primary term of the leases in February 2007. If Chesapeake successfully completes a well capable of producing hydrocarbons in commercial quantities, this assignment of oil and gas leases will become permanent.

To date Chesapeake has conducted a 3D seismic survey and is evaluating the results in order to select sites for drilling. Chesapeake is planning to drill four wells in December in order to extend the terms of eight of the leases. Chesapeake has top-leased the ninth lease for another five years to February 2012.

We plan to seek other oil and gas projects as our financial condition permits and to find experienced operators to develop the properties in exchange for a working interest, similar to the agreement we have with Chesapeake.

We have no operations and, if our oil and gas leases are not successfully developed, we will earn no revenues.

We have limited cash. We plan to satisfy our cash requirements over the next twelve months by selling additional shares to Brek and, if we still need additional funds, to others. In October 2006, we received $176,000 from Brek in payment of the note receivable and accrued interest, net of our accounts payable to Brek. We estimate that our annual operating costs will be about $240,000. At this rate, we will need to raise about $165,000. We believe that we can raise enough money to satisfy these cash requirements.

We cannot guarantee that Chesapeake will successfully develop the oil and gas reserves on the properties covered by the leases, that we will be able to meet our cash requirements over the next twelve months by issuing more shares, or that we will be able to rely on any other source for cash to cover our cash requirements.

Over the next twelve months we do not expect to purchase a plant or any significant equipment.

Over the next twelve months we do not expect any significant changes in the number of employees.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors. We do not have any non-consolidated, special-purpose entities.

Going Concern

We have accumulated a deficit of $339 since inception and will require additional debt or equity financing to fund and support our operations until we achieve positive cash flows from operations. These factors raise substantial doubt about our ability to continue as a going concern. Our ability to achieve and maintain profitability and positive cash flows is dependent upon our ability to locate profitable oil and gas properties, generate revenues from oil and gas production, and control our drilling, production and operating costs. We plan to mitigate our losses in future through our joint operating agreement with Chesapeake. Based upon current plans, we expect to incur operating losses in future periods. However, we cannot assure you that we will be able to obtain additional debt or equity financing, locate profitable oil and gas properties, generate revenues from oil and gas production, or control our drilling, production or operating costs or that Chesapeake will initiate drilling operations before the expiration of our leases or that they will pay the exploration, drilling, completing, equipping or operating costs associated with developing our oil and gas properties. Our financial statements do not include any adjustments that might result from the realization of these uncertainties.

Contingencies and commitments

We had no contingencies or long-term commitments at August 31, 2006 and have none as of the date of this prospectus.

As is customary in the oil and gas industry, we may at times have agreements to preserve or earn acreage or wells. If we do not pay as required by the agreements, we may lose the acreage or wells.

Critical Accounting Estimates

An appreciation of our critical accounting estimates is necessary to understand our financial results. These policies may require that we make difficult and subjective judgments regarding uncertainties, and, as a result, our estimates may significantly impact our financial results. The precision of these estimates and the likelihood of future changes depend on a number of underlying variables and a range of possible outcomes. Other than our accounting for our oil and gas properties, our critical accounting policies do not involve a choice between alternative methods of accounting. We have applied our critical accounting policies and estimation methods consistently.

Oil and gas reserves

We follow the full cost method of accounting whereby all costs related to the acquisition and development of oil and gas properties are capitalized into a single cost center referred to as a full cost pool. Depletion of exploration and development costs will be computed using the units of production method based upon estimated proved oil and gas reserves. Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion cannot exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves plus the cost, or the estimated fair value if lower, of unproved properties. If capitalized costs exceed this ceiling, we would recognize the impairment.

Estimated reserve quantities and future net cash flows have the most significant impact on the results of operations because these reserve estimates are used in providing a measure of the overall value of our oil and gas properties.

Estimating accumulations of gas and oil is complex and is not exact because of the numerous uncertainties inherent in the process. The process relies on interpretations of available geological, geophysical, engineering and production data. The extent, quality and reliability of these technical data can vary. The process also requires certain economic assumptions, some of which are mandated by the Securities and Exchange Commission, such as gas and oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The accuracy of a reserve estimate is a function of the quality and quantity of available data, the interpretation of that data, the accuracy of various mandated economic assumptions, and the judgment of the persons preparing the estimate.

We have not conducted a reserves estimate on our properties because our oil and gas properties are not in production.

The most accurate method of determining proved reserve estimates is based upon a decline analysis method, which consists of extrapolating future reservoir pressure and production from historical pressure decline and production data. The accuracy of the decline analysis method generally increases with the length of the production history. Once we have producing wells, their production history will be relatively short, so we will have to use other (generally less accurate) methods such as volumetric analysis and analogy to the production history of wells of other operators in the same reservoir in conjunction with the decline analysis method to determine our estimates of proved reserves, including developed producing, developed non-producing and undeveloped. As our wells produce over time and more data become available, we will re-determine the estimated proved reserves on an annual basis and may adjust them based on that data.

Once we are actually producing gas and oil, gas and oil prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable gas and oil reserves most likely will vary from our estimates. Any significant variance could materially affect the quantities and present value of our reserves. In addition, we may adjust estimates of proved reserves to reflect production history, acquisitions, divestitures, ownership interest revisions, results of exploration and development and prevailing gas and oil prices. Our reserves may also be susceptible to drainage by operators on adjacent properties.

Impairment of long-lived assets

The cost of our unproved properties will be withheld from our depletion base as described above until the properties are either developed or abandoned. We review these properties periodically for possible impairment.

Although a reserves study has not been conducted on our properties, we believe the value of our unproved properties is not impaired because of nearby producing natural gas wells, our agreement with Chesapeake, and our belief that our properties could contain commercial deposits of natural gas.

Recent accounting pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard No. 153 (“SFAS 153”), Exchanges of Nonmonetary Assets, which changes the guidance in APB 29, Accounting for Nonmonetary Transactions. This statement amends Accounting Principles Board Opinion No. 29 (“APB 29”) to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this SFAS 153 are to be applied prospectively and are effective for fiscal years beginning after June 15, 2005. Adoption of SFAS 153 did not have a material impact on our financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154 (“SFAS 154”), Accounting Changes and Error Corrections. This statement, which replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statement”, requires that a voluntary change in accounting principle be applied retrospectively to all prior period financial statements presented, unless it is impracticable to do so. SFAS 154 also provides that a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for as a change in estimate effected by a change in accounting principle, and also provides that a correction of errors in previously issued financial statements should be termed a “restatement”. SFAS 154 is effective for fiscal years beginning after December 15, 2005. Adoption of SFAS 154 did not have a material impact on our financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155 Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140. This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities”, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. This statement is effective for all financial instruments acquired or issued after the beginning of an entities first fiscal year that begins after September 15, 2006. We do not expect adoption of SFAS 155 to have a material impact on our financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140. SFAS No. 156 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, with respect to accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for fiscal years that begin after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. We do not have any servicing assets or servicing liabilities and, accordingly, the adoption of SFAS No. 156 is not expected to have a material impact on our financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, and Interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective beginning in fiscal 2008. The adoption of FIN 48 is not expected to have any effect on our financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair-value measurements required under the accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS 157 is effective for our 2008 fiscal year. We are currently evaluating the impact of the adoption of SFAS 157.

Contractual obligations

We did not have any contractual obligations at August 31, 2006, and do not have any as of the date of this document.

Internal and external sources of liquidity

We have funded our operations solely through subscriptions for common shares. We have no commitments for financing.

Inflation

We do not believe that inflation will have a material impact on our future operations.

BUSINESS

We are a holding company. Through our subsidiary, Vallenar Energy Corp., we own oil and gas leases which have been assigned to a third party for exploration and development. Our plan is to earn revenues by assigning our rights to develop the properties covered by our leases, rather than by undertaking the expense and the risk of the exploration and development.

We hold a 51.53% interest in our subsidiary, Vallenar Energy Corp., a company formed in Nevada on January 27, 1999. Vallenar Energy Corp. operates through its subsidiary, Nathan Oil Partners LP, or “Nathan”, which was formed on October 31, 2001. In February 2002, Nathan acquired nine leases covering approximately 9,191 gross and 8,865 net acres in the Rocksprings Prospect in the Val Verde Basin of Edwards County, Texas. The leases were originally acquired with the intention of developing any heavy crude oil reserves on the properties covered by the leases, although no studies have been done to determine whether heavy crude oil reserves are present. In 2005 natural gas wells were discovered nearby. We believe that these properties may have significant deposits of natural gas and that extracting the natural gas will be less costly than extracting heavy oil. In furtherance of this objective, on May 8, 2006, Nathan entered into an agreement with Chesapeake Exploration Limited Partnership, referred to in this discussion as “Chesapeake”. The agreement is dated April 3, 2006.

Pursuant to the agreement, in exchange for Nathan’s assignment of its oil and gas leases so far as they cover depths below 1,500 feet, Chesapeake and Nathan have signed a joint operating agreement in which Chesapeake agreed to initiate drilling operations on the land covered by the leases before the expiration of the primary term of the leases. If Chesapeake successfully completes a well capable of producing hydrocarbons in commercial quantities, the assignment of the leases will become permanent. The assignment of the leases was executed on June 9, 2006. Nathan retained the right to explore from the surface to 1,500 feet.

Once Chesapeake has recovered all of the costs associated with the drilling, completing, equipping and operating of the first 10 wells, Nathan will be entitled to a 25% working interest in the wells. Alternatively, Nathan may, at any time before the final well of the first ten wells is drilled, elect to pay 25% of these costs, less any revenue earned from the wells, to the date of the election, to earn an immediate 25% working interest in the wells drilled as of the date of the election. In all subsequently drilled wells, Nathan may participate by paying 25% of the costs of drilling, completing, equipping and operating the wells to earn a 25% working interest in the wells, or it may elect to pay nothing toward these costs and earn a 6.25% working interest in these wells after Chesapeake has recovered 100% of its costs. Chesapeake has made no representation that it will be successful in drilling, completing, equipping and operating any wells in accordance with the agreement.

If Chesapeake has not commenced operations for drilling a well within 60 days from the expiration of a lease’s primary term, or from the expiration of the term provided for in the lease’s continuous development provision, then Nathan will have the right to drill a well under the terms of the joint operating agreement. Chesapeake will have a period of 15 days from the receipt of Nathan’s drilling proposal to elect to participate.

Chesapeake will charge a transportation fee of $0.50 per Mcf (thousand cubic feet) and a marketing fee of $0.03 per Mcf for natural gas produced and transported from the property covered by the leases. Upon successful completion of a well capable of producing natural gas in commercial quantities, Chesapeake has agreed to immediately begin the building or procuring of a pipeline to transport the natural gas to the market.

Chesapeake has conducted a 3-D seismic survey over the lands covered by the leases and has agreed to give us an array of logs, including a magnetic imaging log, and sidewall cores in the shallow oil zone covered by the leases and not transferred to Chesapeake.

As is customary in the oil and gas industry, only a preliminary title review was conducted at the time Chesapeake entered into the agreement. Before Chesapeake starts drilling operations, it will thoroughly examine the title of the drill site tract and perform any curative work, if necessary, with respect to significant defects, if any, before proceeding with the operations.

We believe that our title to the leasehold properties is good and defensible in accordance with standards generally acceptable in the oil and gas industry, however, we have not obtained a title opinion relating to the leasehold properties and, due to the significant cost in obtaining a title opinion, we do not plan do so until we develop the properties.

Our leasehold properties are subject to royalty, overriding royalty and other outstanding interests customary in the industry. The properties may also be subject to burdens such as liens incident to operating agreements and current taxes, development obligations under oil and gas leases and other encumbrances, easements and restrictions. We do not believe that any of these burdens will materially interfere with our use of these properties.

Operations

Our goal is to develop our properties to fully exploit all of their resources, but we have not been able to do this to date because of a lack of working capital.

Our property has eleven wellbores, which Getty Oil drilled between 1975 and 1981, for which we have no information, and one bore hole which we drilled in 2002, the results of which were inconclusive. During the three most recent fiscal years, we had no drilling activity and no oil and gas production from our property and, therefore, no costs that would be associated with such production. We have not retained the services of an engineer to determine if there are oil or gas reserves on our property and we are unable to assure you that any such reserves exist.

We have no oil and gas reserves or production subject to long-term supply, delivery or similar agreements. Estimates of our total proved oil and gas reserves have not been filed with or included in reports to any federal authority or agency other than the Securities and Exchange Commission.

The following table illustrates the gross and net acres of developed and undeveloped gas and oil leases held by Nathan.

	Developed Acres		Undeveloped Acres
Area	Gross	Net	Gross	Net
Texas	0	0	9,191	8,865
Total	0	0	9,191	8,865

Competition

We have no competitive presence in the oil and gas industry whatsoever. Most of our competitors have much greater experience than we have, are larger and have significantly greater financial resources, existing staff and labor forces, equipment, and other resources, including oil and gas producing properties, than we do. To date, we have earned no revenues from our operations and there is no assurance that we ever will. We do not have the resources necessary to develop the limited properties we have.

Even if we had the resources necessary to develop our properties, the availability of a ready market for oil and gas depends on numerous factors beyond our control, including the extent of domestic production and imports of oil and gas, proximity and capacity of pipelines, and the effect of federal and state regulation of oil and gas sales, as well as environmental restrictions on exploration and usage of oil and gas.

Government Regulation and Environmental Matters

Oil and gas operations generally are subject to a number of federal, state and local regulations relating to the protection of the environment and to workplace health and safety. These types of operations are subject to extensive federal, state and local laws and regulations governing waste disposal, the release of emissions, the handling of hazardous substances, environmental protection and remediation and workplace exposure.

Because we have no operations, we believe that we are in substantial compliance with all such laws and do not currently anticipate that we will be required to expend any substantial amounts in the foreseeable future in order to meet current environmental or workplace health and safety requirements.

Although no environmental claims have been made against us and we have not been named as a potentially responsible party by the EPA or any other entity, it is possible, as an owner of oil and gas leases, that we could be identified by the EPA, a state agency or one or more third parties as a potentially responsible party under CERCLA or under analogous state laws. If so, we could incur substantial litigation costs to prove that we were not responsible for the environmental damage or we could be required to pay costs to remediate the environmental damage if we are found to be responsible.

Intellectual Property

We do not own any patents, licenses, franchises, or concessions. Our leases call for the payment of royalties to the lessors, who are private landowners.

Employees

Our president, Mr. Richard N. Jeffs, who is also a director, our secretary, Mr. Shawne Malone, who is also a director, and our treasurer, Mr. John daCosta provide their administrative services to us. Brek, our sole shareholder, pays for these services on our behalf. We do not intend to repay Brek for providing the services of Messrs. Jeffs, Malone and daCosta but will be responsible for the cost of their services when the distribution described in the prospectus is completed.

Properties

Brek provides our office space without charge. The location of our office is 3388 Via Lido, Fourth Floor, Newport Beach, California 92663. We do not intend to repay Brek for providing the office space, but we will be responsible for our share of the office when the distribution described in this prospectus is completed.

Nathan Oil Partners LP’s registered office is located at 602 South Harbor Court, Granbury, Texas 76048. We manage Nathan Oil’s operations from our Newport Beach office.

Through Nathan, we hold nine leases covering approximately 9,191 gross and approximately 8,865 net acres in the Rocksprings Prospect in the Val Verde Basin of Edwards County, Texas. All of the leases have a primary term of five years ending in February 2007.

Seven of the leases include a provision that extends the primary term for as long thereafter as operations are conducted upon the land with no cessation for more than 90 days. Operations are defined as drilling, testing, completing, marketing, recompleting, deepening, plugging back or repairing of a well in search for or in an endeavor to obtain production of oil, gas, sulphur or other minerals, excavating a mine, and production of oil, gas, sulphur or other minerals, whether or not in paying quantities. These leases require the payment of a royalty of one-sixth on all oil produced or, at the option of the lessor, the payment of the average posted market price of such interest, less one-sixth of the cost to render the oil marketable, one-sixth of the amount realized for the sale of gas and casinghead gas and one-tenth, either in kind or in value, of all other minerals that are mined and marketed (with the exception of sulphur which is mined and marketed, in which case the royalty is $1.00 per long ton). If, at any time after the expiration of the primary term, all the wells are shut-in for a period of 90 consecutive days and there are no operations on the leased property, then at or before the expiration of the 90 day period, Nathan must pay the lessor a royalty of $1.00 for each acre of land covered by the leases. We are entitled to pool or unitize any land covered by the leases with any other land or leases to establish units of 80 surface acres.

Two leases (collectively referred to in this discussion as the “Allar Leases”) give us development rights in slightly more than 7,749 acres located in Edwards County, Texas. One of the leases covers development rights from the earth’s surface to 1,500 feet below the earth’s surface and the other covers development rights from 1,500 feet below the earth’s surface. We have no obligation to commence or continue operations during the primary term. The shallow Allar Lease requires the payment of a royalty of one-sixth of all oil and associated products, one-sixth of the value of all gas (delivered free of cost of production and delivery) and one-sixth of the value of all plant products (including residue gas). If residue gas is produced, the lessor must receive the higher of one-sixth of the value or the current market price. The deep Allar Lease requires the payment of a royalty of one-fifth of the same production. The lessor may, at its option, take the gas royalty in kind. If at any time there is a gas well on the property, and the well is shut-in, we may pay an annual royalty of $5.00 for each acre of land covered by each of the Allar Leases and, for a period of one year from the date that the payment is made, it will be considered that gas is being produced in paying quantities. We may continue paying this “shut-in royalty” on an annual basis for a period of no more than two years. The Allar Leases will continue to remain in force at the expiration of the primary term or the termination of continuous development so long as we are engaged in operations for drilling, mining or reworking any well included on the property and there is no cessation of the drilling, mining or reworking for a period of more than 90 days or as long as oil, gas or other minerals are produced. “Continuous development” is defined in the Allar Leases as the commencement of drilling operations of a new well within 180 days of completion of the last well drilled on the property. We are entitled to unitize or pool the Allar Leases and the property with other leases and properties in the same area or field. We have agreed to indemnify the lessor for any damages incurred to persons or property arising out of our operations.

Chesapeake has conducted a 3-D seismic survey over the lands covered by the leases and has agreed to give us an array of logs, including a magnetic imaging log, and sidewall cores in the shallow oil zone covered by the leases and not transferred to Chesapeake. We will review these data to determine where to drill in the shallow zone. Chesapeake is evaluating the 3D seismic data in order to select sites for drilling. Chesapeake is planning to drill four wells in December in order to extend the terms of eight of the leases. Chesapeake has top-leased the ninth lease for another five years to February 2012.

We have assigned an overriding royalty interest in all of the above described leases to Florida Energy I, Inc., Richard N. Jeffs, our president and a director, and Marc Bruner. The assignment to Florida Energy I, Inc. provides for an overriding royalty interest equal to 2% of all oil, gas and other minerals produced and saved for our benefit pursuant to all of the leases. The assignments to Mr. Jeffs and Mr. Bruner provide to each of the assignees an overriding royalty interest equal to 3.166665% of all oil, gas and other minerals produced and saved for our benefit pursuant to all of the leases except the deep Allar Lease and equal to 1.5% of all oil, gas and other minerals produced and saved for our benefit pursuant to the deep Allar Leases. We agreed to assign the royalty interests to Florida Energy I, Inc., Mr. Jeffs and Mr. Bruner in exchange for their efforts in identifying, negotiating and acquiring the leases and arranging the financing for the acquisitions.

Legal Proceedings

We are not involved in any legal proceedings.

MANAGEMENT

The number of directors required by our bylaws may not be less than one nor more than eight. We have set the number of directors at six.

The following table sets forth certain information regarding our directors and executive officers.

Name	Age	Position
Richard N. Jeffs	61	President, Chief Financial Officer and director
Gregory Pek	51	Director
Ian Robinson	67	Director
Michael L. Nazmack	55	Director
Eugene Sweeney	38	Director
Shawne Malone	38	Secretary and director
John daCosta	42	Treasurer

During the past five years, none of our officers or directors has:

•	been convicted in a criminal proceeding and is not subject to a pending criminal proceeding,

•
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities,

•
been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated, or

•	had any bankruptcy petition filed by or against any business of which he was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time.

There are no family relationships among our directors and officers.

Biographical Information

Richard N. Jeffs. Mr. Jeffs has been our president, chief financial officer and a director since August 2006. He has been the president and chief executive officer of Brek Energy Corporation since February 2004 and a director and the chief financial officer since January 2005. Mr. Jeffs has been the sole director and president of Brek Petroleum Inc, since February 2004, and the sole director and officer of Brek Petroleum (California), Inc. since July 2004. In the past five years, Mr. Jeffs has been a self-employed businessman (since 1990) and a director of a private venture capital company (since 1999).

Gregory Pek. Mr. Pek has been a director since August 2006. Mr. Pek was a co-founder of Brek Energy Corporation and has held various positions with Brek Energy Corporation, including president, chief executive officer, chief financial officer and a director, from March 1999 to the present. Since December 2002, Mr. Pek has been a director and officer of Global Financial Network Limited, a private Hong Kong company. From 1994 to 1999, Mr. Pek was an executive officer of both David Resources Company Limited, a petroleum and wine trading company, and Kong Tai International Holdings Company Limited, a real property investment company. From September 1998 to February 1999, Mr. Pek was a director of Singapore Hong Kong Properties Investment Limited, another real property investment company. Mr. Pek obtained a Bachelor of Commerce degree from the University of British Columbia in 1978. In 1981, Mr. Pek received his chartered accountant designation after articling with Clarkson Gordon.

Ian Robinson. Mr. Robinson has been a director since August 2006. Since April 2001 Mr. Robinson has also been a director of Brek Energy Corporation. Mr. Robinson was a senior partner of Ernst & Young and retired after 39 years. Since 1995, Mr. Robinson has been a director of a number of public companies and is the owner and managing director of Robinson Management Limited, a business consulting firm. In 1962, Mr. Robinson received his CA designation from the Institute of Chartered Accountants of Australia.

Michael L. Nazmack. Mr. Nazmack has been a director since August 2006 and, since March 2003, a director of Brek Energy Corporation. Mr. Nazmack, a graduate of Penn State University with degrees in mechanical and civil and structural engineering, was granted his Professional Engineer’s Certificate from the states of California and Alaska in 1979. From 1977 until 1984 he worked for Santa Fe International Corporation on a number of oil and gas related projects and was the project engineer for the North Slope of Alaska’s oil field development, responsible for the planning, engineering and construction of over one billion dollars worth of oil and gas pipelines. From 1986 to 2003, Mr. Nazmack was the president of Longstown Development Corporation, a developer of 300 retirement condominium units. From 1993 to 2002, Mr. Nazmack was also the vice-president of York Condominium Constructors, Inc., which built another 300 retirement condominium units. For both these projects, Mr. Nazmack designed the units and the site layout, did the construction surveying, personally handled the permitting, sales, and the business, legal, and engineering matters on a daily basis. Mr. Nazmack was the chairman of the board of York Industries, Inc. from February 1997 until he retired in May 2005.

Eugene Sweeney. Mr. Sweeney has been a director since August 2006 and a director of Brek Energy Corporation since October 2004. Mr. Sweeney has been an investment strategist for Griffin Asset Management LLC since September 2004. Mr. Sweeney was an equity and options trader from September 1999 to September 2004.

Shawne Malone. Mr. Malone has been a director since August 2006 and a director of Brek Energy Corporation since October 2004. From March 1999 through June 2004, Mr. Malone was an options specialist for TD Options LLC in New York, a subsidiary of TD Bank, a large multinational bank with headquarters in Toronto, Canada. Mr. Malone has experience trading options on a variety of assets from equities to commodities to convertible bonds.  Mr. Malone is a co-founder of, and since July 2004, has been the co-CEO of Griffin Asset Management LLC, a money management firm headquartered in Chicago.  Mr. Malone graduated from Pennsylvania State University in 1997 with a BS in finance and international business.

Election of Directors

At a meeting of shareholders at which a quorum is present, directors are elected by a plurality of the votes cast by the shares entitled to vote in an election.

Committees of the Board of Directors

Our board of directors does not have an audit committee, a compensation committee or a nominating committee.

Executive Compensation

Since our inception on August 10, 2006, we have not paid any compensation to our officers or directors.

Option Grants and Exercises

No options were granted to or exercised by our officers or directors since our inception on August 10, 2006.

Employment Agreements

We do not have an employment agreement with any of our officers.

Compensation of Directors

We do not have a plan pursuant to which members of our board of directors are compensated and members of the board of directors do not receive cash compensation for their services as board members. Our directors may receive reimbursement for reasonable out-of-pocket expenses in attending meetings of the board of directors. From time to time we may engage certain members of the board of directors to perform services on our behalf. In such cases, we would compensate the members for their services at rates no more favorable than could be obtained from unaffiliated parties.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have assigned an overriding royalty interest in all of our oil and gas leases to Richard N. Jeffs, our President and a director. The assignment is dated April 21, 2006. The assignment provides to Mr. Jeffs an overriding royalty interest equal to 3.166665% of all oil, gas and other minerals produced and saved for our benefit pursuant to all of the leases except the deep Allar Leases and equal to 1.5% of all oil, gas and other minerals produced and saved for our benefit pursuant to the deep Allar Leases. We agreed to assign the royalty to Mr. Jeffs in 2001 in exchange for his efforts in identifying, negotiating and acquiring the leases and arranging the financing for the acquisitions.

Brek, our largest shareholder, provides office space and support staff to us at no charge. Brek also pays the costs of our executive officers. We do not intend to repay Brek for the costs of these facilities and services.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of December 13, 2006 as to each person or group who is known to us to be the beneficial owner of more than 5% of our outstanding voting securities and as to the security and percentage ownership of each of our executive officers and directors and of all of our officers and directors as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder.

Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of December 13, 2006 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name And Address(1)	Number Of Shares Beneficially Owned	Percentage Owned
Richard N. Jeffs, president, chief financial officer, director	0	0

Gregory Pek, director	0	0

Ian Robinson, director	0	0

Michael L. Nazmack, director	0	0

Eugene Sweeney, director	0	0

Shawne Malone, secretary and director	0	0

John daCosta, treasurer	0	0

Brek Energy Corporation	4,000,000	100%

All directors and officers as a group	0	0

*Less than 1%.

(1) The address for each of the above-named shareholders is 3388 Via Lido, Newport Beach, California 92663.

DESCRIPTION OF OUR SECURITIES

Common Stock

We are authorized by our articles of incorporation to issue 200,000,000 shares of common stock, $0.001 par value. There is no trading market for our common stock.

As of December 13, 2006 we had issued and outstanding 4,000,000 shares of common stock. Holders of our common stock are entitled to one vote per share on all matters subject to shareholder vote. If the board of directors were to declare a dividend out of funds legally available therefore, all of the outstanding shares of common stock would be entitled to receive such dividend ratably. We have never declared dividends and we do not intend to declare dividends in the foreseeable future. If our business was liquidated or dissolved, holders of shares of common stock would be entitled to share ratably in assets remaining after satisfaction of our liabilities.

Holders of common stock do not have cumulative voting rights.

Preferred Stock

Our articles of incorporation permit us to issue up to 25,000,000 shares of preferred stock, par value $0.001 per share. The preferred stock may be issued in any number of series, as determined by the board of directors. The board may, by resolution, fix the designation and number of shares of any such series of preferred stock, may determine, alter or revoke the rights, preferences, privileges and restrictions pertaining to any wholly unissued series, and may increase or decrease the number of shares of any such series, all in accordance with Nevada law.

We have not issued any preferred stock to date.

Change of Control Provisions

While there are no specific provisions in our articles of incorporation or bylaws that would delay, defer or prevent a change of control, our board of directors has the right to issue 25,000,000 shares of preferred stock, $0.001 par value per share and is authorized to determine the rights, preferences, privileges and restrictions granted to or imposed upon any series of preferred stock. Our board of directors, in determining the rights, preferences and privileges to be granted when the preferred stock is issued, could include provisions that have the effect of delaying, deferring or preventing a change in control, discouraging bids for our common stock at a premium over the market price, or that adversely affect the market price of and the voting and other rights of the holders of our common stock.

Our board of directors has no immediate plans to issue shares of our preferred stock.

PLAN OF DISTRIBUTION

This prospectus covers the distribution of 4,000,000 shares of our common stock. The distribution will be accomplished by direct mail. Our transfer agent will mail the shares of common stock to Brek’s shareholders after the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission.

Brek is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the distribution of these shares to its shareholders.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) is not liable pursuant to Nevada Revised Statute 78.138, or

(b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) is not liable pursuant to Nevada Revised Statute 78.138, or

(b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:

•	the creation of a trust fund

•	the establishment of a program of self-insurance

•	the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation

•	the establishment of a letter of credit, guaranty or surety

No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a) by the stockholders,

(b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding,

(c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

(d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Our articles of incorporation state that we will indemnify to the fullest extent permitted by law any person (the “Indemnitee”) made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in our right) by reason of the fact that he or she is or was our director, officer, employee or agent or was serving as a director, officer, employee or agent of another entity at our request or at the request of any predecessor against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) that he or she incurs in connection with such action or proceeding.

The right to indemnification will inure whether or not the claim asserted is based on matters that predate the adoption of our articles of incorporation, will continue as to an Indemnitee who has ceased to hold the position by virtue of which he or she was entitled to indemnification, and will inure to the benefit of his or her heirs and personal representatives.

The right to indemnification and to the advancement of expenses conferred by our articles of incorporation are not exclusive of any other rights that an Indemnitee may have or acquire under any statute, bylaw, agreement, vote of stockholders or disinterested directors, the articles of incorporation or otherwise.

Our obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or other entity will be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other entity.

We will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with defending any proceeding for which he or she is indemnified, in advance of the final disposition of such proceeding; provided that we have received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the director or officer is not entitled to be indemnified for such expenses.

Our bylaws also include indemnification provisions for directors and officers. Article 11 of our bylaws states that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent or is or was serving at our request as a director, officer, employee, or agent of another enterprise, shall be indemnified and held harmless by us to the fullest extent provided by law. This indemnity covers all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding) and inures to the benefit of his heirs, executors and administrators. We must indemnify any such person seeking indemnification in connection with a proceeding initiated by him only if such proceeding was authorized by our board of directors. Our bylaws also permit us to purchase and maintain insurance on behalf of any person who is or was our director or officer or who was serving at our request as a director of officer of another enterprise.

These indemnification provisions may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act. However, insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us for expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

WHERE YOU CAN FIND FURTHER INFORMATION ABOUT US

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. The omitted information may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at Judiciary Plaza, 100 F Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance where reference is made to the copy of the document filed as an exhibit to the registration statement, each such statement is qualified in all respects by such reference. For further information with respect to our company and the securities being offered in this offering, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

EXPERTS

Mendoza Berger & Company, LLP audited our financial statements from inception to August 31, 2006, as set forth in their report. We have included our financial statements in the prospectus in reliance on the report of Mendoza Berger & Company, LLP given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Richardson & Patel LLP has given us an opinion relating to the due issuance of the common stock being registered.

VALLENAR HOLDINGS, INC.
(A Development Stage Company)
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM
INCEPTION (AUGUST 10, 2006)
THROUGH AUGUST 31, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Vallenar Holdings, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of Vallenar Holdings, Inc. (a development stage company) and its subsidiary, as of August 31, 2006, and the related consolidated statement of operations, stockholders’ equity and cash flows for the period from inception (August 10, 2006) through August 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vallenar Holdings, Inc. and its subsidiary as of August 31, 2006, and the results of its consolidated operations and its cash flows for the period from inception (August 10, 2006) through August 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 4, the Company has incurred recurring operating losses and has an accumulated deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 4. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Mendoza Berger & Company, LLP

Irvine, California
November 22, 2006

VALLENAR HOLDINGS, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEET
AUGUST 31, 2006

ASSETS
Current assets
Cash	$294
Due from related party	160,654
Total current assets	160,948
Oil and gas properties	714,221
Total assets	$875,169
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$72,068
Due to related parties	9,214

Total current liabilities	81,282

Commitments and contingencies	—

Minority interest	38,674

Stockholders’ equity
Preferred stock, 25,000,000 shares authorized; $0.001 par value,
0 shares issued and outstanding at August 31, 2006	—
Common stock, 200,000,000 shares authorized; $0.001 par value,
4,000,000 shares issued and outstanding at August 31, 2006	4,000
Additional paid-in capital	751,552
Accumulated deficit	(339)

Total stockholders’ equity	755,213

Total liabilities and stockholders’ equity	$875,169

The accompanying notes are an integral part of these consolidated financial statements

VALLENAR HOLDINGS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM INCEPTION (AUGUST 10, 2006)
THROUGH AUGUST 31, 2006

Expenses
General and administrative	$771

Total expenses	771

Other income
Interest income	230

Loss before minority interest	(541)

Minority interest	202

Net loss for the period	$(339)

Basic and diluted loss per share	$(0.01)

Basic and diluted weighted average shares outstanding	4,000,000

The accompanying notes are an integral part of these consolidated financial statements

VALLENAR HOLDINGS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM INCEPTION (AUGUST 10, 2006)
THROUGH AUGUST 31, 2006

	Common Stock Issued
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total
August 10, 2006	—	$—	$—	$—	$—
Issuance of common stock on August 24, 2006	4,000,000	4,000	751,552	—	755,552
Net loss	—	—	—	(339)	(339)
Balance, August 31, 2006	4,000,000	$4,000	$751,552	$(339)	$755,213

The accompanying notes are an integral part of these consolidated financial statements

VALLENAR HOLDINGS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM INCEPTION (AUGUST 10, 2006)
THROUGH AUGUST 31, 2006

Cash flows used in operating activities:
Net loss	$(339)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities
Net assets acquired on acquisition of subsidiary	294
Minority interest	(202)
Changes in operating assets and liabilities:
Due from related party	(105)
Accounts payable and accrued liabilities	646

Net cash provided by operating activities	294

Net increase in cash	294

Cash, beginning of period	—

Cash, end of period	$294

Supplemental cash flow information:
Cash paid during the year for:
Income taxes	$—
Interest	$—

Non-cash items
Common shares issued on acquisition of subsidiary	$755,552
Excess of cost over book value allocated to oil and gas properties acquired	$(714,121)
Net assets acquired on acquisition of subsidiary	$(80,013)
Minority interest	$38,876

The accompanying notes are an integral part of these consolidated financial statements

VALLENAR HOLDINGS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2006

1. ORGANIZATION AND BASIS OF PRESENTATION

Organization

Vallenar Holdings, Inc. (“Vallenar”) was incorporated in the State of Nevada on August 10, 2006. On August 24, 2006, Vallenar acquired a 51.53% interest in Vallenar Energy Corp. (“Energy”), a company incorporated in the State of Nevada on January 27, 1999. Energy owns all of Nathan Oil Operating Co. LLC, a company organized in the State of Texas on October 31, 2001. Energy has a 99% interest in Nathan Oil Partners LP, a limited partnership formed in the State of Texas on October 31, 2001. Nathan Oil Operating Co. LLC has a 1% interest in Nathan Oil Partners LP.

Vallenar is involved in the oil and gas exploration business. Through Energy’s subsidiary, Nathan Oil Partners LP, Vallenar has a 97% interest in several oil and gas leases in the state of Texas. In these notes, the terms “Company”, “we”, “us” or “our” mean Vallenar Holdings, Inc. and its subsidiary whose operations are included in these consolidated financial statements.

Development Stage

These consolidated financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States of America, and are expressed in United States dollars. The Company has not produced significant revenues from its principal business and is a development stage company as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises”.

The Company is in the early development stage. In a development stage company, management devotes most of its time developing its business. These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The Company’s continuation as a going concern and its ability to emerge from the development stage with any planned principal business activity is dependent upon the continued financial support of its shareholders and its ability to obtain the necessary equity financing and attain profitable operations.

VALLENAR HOLDINGS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the financial statements of Vallenar and its majority owned subsidiary Vallenar Energy Corp. and Vallenar Energy Corp’s subsidiaries, Nathan Oil Partners LP and Nathan Oil Operating Co. LLC. All significant intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturities of three months or less to be cash equivalents. At August 31, 2006, we had no cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash. The Company places its cash with a major financial institution and, by policy, limits the amount of credit exposure with any one financial institution.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company’s financial statements are based on a number of significant estimates, including the acquisition cost allocated to the oil and gas properties.

Fair Value of Financial Instruments

The Company’s financial instruments include cash and accounts payable and accrued liabilities. The fair value of these financial instruments approximates their carrying values due to their short maturities. Amounts due from and to related parties approximate their fair value due to the related party nature of the receivable and debt.

VALLENAR HOLDINGS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

Oil and gas revenue will be recognized as income when oil or gas is produced and sold. Interest revenue is recognized at the end of each month. Interest revenue consists of interest accrued on a note receivable from a related party.

Long-Lived Assets

At August 31, 2006, the Company’s only long-lived asset was its oil and gas properties. At August 31, 2006, the Company determined that the oil and gas properties reflected their fair value and did not recognize an impairment loss.

Income Taxes

Income tax expense is based on pre-tax financial accounting income. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Comprehensive Income

Comprehensive income reflects changes in equity that result from transactions and economic events from non-owner sources. The Company had no comprehensive income for the period ended August 31, 2006.

VALLENAR HOLDINGS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Oil and Gas Properties

The Company follows the full cost method of accounting whereby all costs related to the acquisition and development of oil and gas leases and acquisition and development of oil and gas properties are capitalized into a single cost center (“full cost pool”). Such costs include lease acquisition costs, geological and geophysical expenses, overhead directly related to exploration and development activities, and the costs of drilling both productive and non-productive wells. Proceeds from property sales are generally credited to the full cost pool without gain or loss recognition unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs. A significant alteration would typically involve a sale of 25% or more of the proved reserves related to a single full cost pool.

Depletion of exploration and development costs is computed using the units of production method based upon estimated proven oil and gas reserves. The costs of unproved properties are withheld from the depletion base until it is determined whether or not proved reserves can be assigned to the properties. The properties are reviewed annually for impairment.

Total well costs are transferred to the depletable pool even when multiple targeted zones have not been fully evaluated. For depletion and depreciation purposes, relative volumes of oil and gas production and reserves are converted at the energy equivalent rate of six thousand cubic feet of natural gas to one barrel of crude oil.

Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved gas reserves plus the cost or estimated fair value, if lower, of unproven properties. In accordance with SFAS 143 and SAB 106, future cash outflows associated with settling asset retirement obligations that have been accrued on the balance sheet have been excluded from the present value of estimated future net cash flows used in the ceiling test calculation. Should capitalized costs exceed this ceiling, an impairment is recognized. The present value of estimated future net revenues is computed by applying current prices of oil and gas to estimated future production of proved oil and gas reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves assuming the continuation of existing economic conditions.

VALLENAR HOLDINGS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Basic and Diluted Net Loss per Common Share

Basic net loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of common shares outstanding during the reporting period. Diluted net income per common share includes the potential dilution that could occur upon the exercise of options and warrants to acquire common stock computed using the treasury stock method which assumes that the increase in the number of shares is reduced by the number of shares that the Company could have repurchased with the proceeds from the exercise of options and warrants (which are assumed to have been made at the average market price of the common shares during the reporting period).

Potential common shares are excluded from the diluted loss per share computation in net loss periods as their inclusion would be anti-dilutive.

As of August 31, 2006, the Company had 4,000,000 shares of common stock issued and outstanding and no outstanding options, warrants or convertible debt.

Stock-based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS 123(R) is effective for public companies for the first fiscal year beginning after June 15, 2005, supersedes Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”, and amends SFAS 95, “Statement of Cash Flows”. SFAS 123(R) eliminates the option to use APB 25’s intrinsic value method of accounting and requires that the expense for stock compensation be recorded based on a fair value method.

The Company follows the “modified prospective method”, which requires the Company to recognize compensation costs for all share-based payments, whether granted, modified or settled, in its financial statements.

VALLENAR HOLDINGS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 153 (“SFAS 153”), “Exchanges of Nonmonetary Assets”, which changes the guidance in APB 29, “Accounting for Nonmonetary Transactions”. This statement amends APB 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this SFAS 153 are to be applied prospectively and are effective for fiscal years beginning after June 15, 2005. Adoption of SFAS 153 did not have a material impact on the Company’s financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154 (“SFAS 154”), “Accounting Changes and Error Corrections”. This statement, which replaces APB Opinion No. 20, “Accounting Changes”, and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements”, requires that a voluntary change in accounting principle be applied retrospectively to all prior period financial statements presented, unless it is impracticable to do so. SFAS 154 also provides that a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for as a change in estimate effected by a change in accounting principle, and also provides that a correction of errors in previously issued financial statements should be termed a “restatement”. SFAS 154 is effective for fiscal years beginning after December 15, 2005. Adoption of SFAS 154 did not have a material impact on our financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140”. This Statement amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. This statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets”. This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not expect adoption of SFAS 155 to have a material impact on its financial position or results of operations.

VALLENAR HOLDINGS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140”. SFAS No. 156 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”, with respect to accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for fiscal years that begin after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. The Company does not have any servicing assets or servicing liabilities and, accordingly, the adoption of SFAS No. 156 is not expected to have a material impact on its financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, and Interpretation of FASB Statement No. 109”. Fin 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective beginning in fiscal 2008. The adoption of FIN 48 is not expected to have any effect on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair-value measurements required under the accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS 157 is effective for the Company’s fiscal year 2008. The Company is currently evaluating the impact of the adoption of SFAS 157.

3. ACQUISITION

On August 24, 2006, Vallenar acquired 51.53% of Energy’s issued and outstanding shares from Brek Energy Corporation (a company sharing common directors) in exchange for 4,000,000 common shares. The acquisition was accounted for as a purchase under SFAS 141, “Business Combinations”. In accordance with SFAS 141, Vallenar allocated the purchase price of Energy based on the fair value of the assets acquired and liabilities assumed. The fair value of the 4,000,000 shares was based on Brek Energy Corporation’s (“Brek”) original investment in Energy of $755,552. The increase in book value over purchase price of $714,121 has been allocated to the oil and gas leases (see Note 7).

VALLENAR HOLDINGS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2006

3. ACQUISITION (Continued)

The components of the purchase price and allocation are as follows:

Consideration and acquisition costs:
4,000,000 common shares issued to Brek Energy Corporation in exchange for 5,312,500 common shares and 733,333 preferred shares of Vallenar Energy Corporation	$755,552

Allocation of purchase price:
Current assets assumed	$160,843
Oil and gas leases	714,221
Liabilities assumed	(80,636)
Minority interest	(38,876)

$755,552

Vallenar was incorporated August 10, 2006, and had no operations between August 10, 2006 and August 24, 2006. Unaudited pro forma operating results for the Company have not been presented because the August 31, 2006 pro forma operating results would be the same as the results shown on Vallenar’s consolidated statement of operations included in these consolidated financial statements (see Note 5).

4. GOING CONCERN

The Company has accumulated a deficit of $339 since inception and will require additional financing to fund and support its operations until it achieves positive cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to achieve and maintain profitability and positive cash flows is dependent upon its ability to locate profitable oil and gas properties, generate revenues from oil and gas production and control its drilling, production and operating costs. The Company plans to mitigate its losses in future through a joint operating agreement with a Texas oil and gas company (“operator”) whereby the operator has agreed to initiate drilling operations on the oil and gas properties and pay the exploration, drilling, completing, equipping and operating costs associated with developing the oil and gas properties. Based upon current plans, the Company expects to incur operating losses in future periods. However, there is no assurance that the Company will be able to obtain additional financing, locate profitable oil and gas properties, generate revenues from oil and gas production and control its drilling, production or operating costs, or that the operator will initiate drilling operations or pay for the exploration, drilling, completing, equipping or operating costs associated with developing the oil and gas properties. The financial statements do not include any adjustments that might result from the realization of these uncertainties.

VALLENAR HOLDINGS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2006

5. OIL AND GAS PROPERTIES

The Company has an interest of approximately 97% in nine oil and gas leases, comprising 9,191 gross acres (8,865 net acres) in Edwards County in Texas. These leases include certain provisions that extend the February 2007 expiration date for an indefinite period as long as operations are conducted on the land without cessation for more than 90 days.

The following table presents information regarding the Company’s costs incurred for the purchase of unproved properties:

August 31, 2006

Property acquisition costs:
Unproved:
Opening balance	$100
Purchase price allocation	714,121

$714,221

The Company’s Texas proven and unproven properties are evaluated periodically for the possibility of potential impairment. On August 24, 2006, as a result of Vallenar acquiring Energy, we determined that the excess of cost over the book value of the net assets acquired of $714,121 should be allocated to the oil and gas properties (see Note 3).

On May 8, 2006, Energy entered into a letter agreement with a Texas oil and gas company as operator for the development of the Company’s oil and gas properties in Texas. Under the agreement, the operator can earn a 75% working interest in the wells and production in exchange for drilling until it has completed a well capable of producing hydrocarbons in commercial quantities. When the operator has completed the first 10 wells and recovered 100% of the costs to drill the wells (“payout”), the Company can back in for a 25% working interest in the wells. On future wells, the Company can either participate from the outset to earn a 25% working interest, or back in after payout to earn a 6.25% working interest.

Pursuant to an assignment of oil and gas leases agreement, dated June 9, 2006, the Company assigned all of its oil and gas leases, so far as they cover depths below 1,500 feet, to the operator in exchange for the operator’s initiating drilling operations on the land covered by the leases before the primary terms of the leases expire. If the operator successfully completes a well capable of producing hydrocarbons in commercial quantities, this assignment of oil and gas leases will become permanent.

VALLENAR HOLDINGS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2006

5. OIL AND GAS PROPERTIES (Continued)

Overriding royalty interests in the oil and gas leases totaling between 5% and 8.33% of all oil, gas and other minerals produced, were assigned to three parties between October 4, 2002 and April 21, 2006 (see Note 6).

6. RELATED PARTY TRANSACTIONS

Due to Related Party

At August 31, 2006, the Company had a note receivable of $200,000, plus accrued interest of $46,481, from its parent, Brek (see Note 9). At August 31, 2006, the Company was indebted to Brek in the amount of $85,827.

Overriding Royalty Interest

The president of the Company has an overriding royalty interest of 3.67% in eight of the oil and gas leases and 1.5% in one of the oil and gas leases (see Note 5).

7. COMMON STOCK

On August 24, 2006, the Company issued 4,000,000 common shares to Brek, a company sharing common directors, in exchange for 5,312,500 shares of common stock and 733,333 shares of preferred stock in Vallenar Energy Corp. The issue price was deemed to be the same as Brek’s original investment of $755,552 (see Note 3).

8. COMMITMENTS

Oil and Gas Commitments

As is customary in the oil and gas industry, the Company may at times have commitments to preserve or earn certain acreage positions or wells. If the Company does not pay such commitments, it may lose the acreage positions or wells.

Lease Commitments

The Company had no lease commitments at August 31, 2006.

9 SUBSEQUENT EVENT

During October 2006, the note receivable from Brek in the amount of $200,000 plus accrued interest was paid in full (see Note 6).

No person is authorized to give any information or to make any representation not contained or incorporated by reference in this prospectus, and any information or representation not contained or incorporated by reference herein must not be relied upon as having been authorized by Vallenar Holdings, Inc. This prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such an offer would be unlawful. Neither the delivery of this prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Vallenar Holdings, Inc. or its subsidiaries since the date hereof.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	3
Cautionary Statement Regarding Forward Looking Statements	7
Use of Proceeds	8
Determination of Offering Price	8
Market for Common Equity	9
Managements Discussion and Analysis or Plan of Operation	10
Business	16
Management	19
Certain Relationships and Related Party Transactions	22
Security Ownership of Certain Beneficial Owners and Management	22
Description of our Securities	23
Plan of Distribution	24
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	24
Where You Can Find Further Information About Us	26
Experts	26
Legal Matters	26

4,000,000 Shares

VALLENAR HOLDINGS, INC.

Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he

(a) is not liable pursuant to Nevada Revised Statute 78.138, or

(b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he

(a) is not liable pursuant to Nevada Revised Statute 78.138, or

(b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:

•	The creation of a trust fund

•	The establishment of a program of self-insurance

•	The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation

•	The establishment of a letter of credit, guaranty or surety

No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made

(a) by the stockholders,

(b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding,

(c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

(d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The registrant’s articles of incorporation state that it will indemnify to the fullest extent permitted by law any person (the “Indemnitee”) made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the registrant) by reason of the fact that he or she is or was the registrant’s director, officer, employee or agent or was serving as a director, officer, employee or agent of another entity at the registrant’s request or at the request of any predecessor against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) that he or she incurs in connection with such action or proceeding.

The right to indemnification will inure whether or not the claim asserted is based on matters that predate the adoption of the registrant’s articles of incorporation, will continue as to an Indemnitee who has ceased to hold the position by virtue of which he or she was entitled to indemnification, and will inure to the benefit of his or her heirs and personal representatives.

The right to indemnification and to the advancement of expenses conferred by the registrant’s articles of incorporation are not exclusive of any other rights that an Indemnitee may have or acquire under any statute, bylaw, agreement, vote of stockholders or disinterested directors, the articles of incorporation or otherwise.

The registrant’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or other entity will be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other entity.

The registrant will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with defending any proceeding for which he or she is indemnified, in advance of the final disposition of such proceeding; provided that the registrant has received the undertaking of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the director or officer is not entitled to be indemnified for such expenses.

The registrant’s bylaws also include indemnification provisions for directors and officers. Article 11 of the bylaws states that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent or is or was serving at the registrant’s request as a director, officer, employee, or agent of another enterprise, shall be indemnified and held harmless by the registrant to the fullest extent permitted by law. This indemnity covers all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding) and inures to the benefit of his heirs, executors and administrators. The registrant must indemnify any such person seeking indemnification in connection with a proceeding initiated by him only if such proceeding was authorized by the registrant’s board of directors. The registrant’s bylaws also permit it to purchase and maintain insurance on behalf of any person who is or was the registrant’s director or officer or who was serving at its request as a director of officer of another enterprise.

Item 25. Other Expenses of Issuance and Distribution.

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

SEC filing fee	$80.84
Printing expenses*	$3,500.00
Accounting fees and expenses*	$5,000.00
Legal fees and expenses*	$25,000.00
Blue sky fees and expenses*	$0.00
Registrar and transfer agent fee*	$5,000.00
Miscellaneous*	$3,000.00

Total*	$41,580.84

* Estimated

Item 26.  Recent Sales of Unregistered Securities

On August 24, 2006, the registrant issued 4,000,000 shares of its common stock to Brek Energy Corporation. The registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the common stock was issued without any form of general solicitation or general advertising and the offeree was an accredited investor.

Item 27.  Exhibits.

The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B:

Exhibit No.	Title
3.1	Articles of Incorporation
3.2	Bylaws
5	Legal opinion*
10.1	Paid Up Oil and Gas Lease dated February 1, 2002 between The Allar Company, et al. and Nathan Oil Partners LP
10.2	Paid Up Oil and Gas Lease dated February 1, 2002 between The Allar Company, et al. and Nathan Oil Partners LP
10.3	Oil, Gas and Mineral Lease dated February 8, 2002 between Candace Baggett and Nathan Oil Partners LP
10.4	Oil, Gas and Mineral Lease dated February 8, 2002 between Pam Rhoades Davis and Nathan Oil Partners LP
10.5	Oil, Gas and Mineral Lease dated February 4, 2002 between Anita V. Driver, individual and administratrix, and Nathan Oil Partners LP
10.6	Oil, Gas and Mineral Lease dated February 8, 2002 between Richard Nichols and Nathan Oil Partners LP
10.7	Oil, Gas and Mineral Lease dated February 6, 2002 between Margie L. Rhoades, attorney in fact, and Nathan Oil Partners LP
10.8	Oil, Gas and Mineral Lease dated February 6, 2002 between Dale Robert Rhoades, Jr. and Nathan Oil Partners LP
10.9	Oil, Gas and Mineral Lease dated February 8, 2002 between Eddie Thomas and Nathan Oil Partners LP
10.10	Assignment of Overriding Royalty Interests in favor of Richard N. Jeffs dated April 21, 2006
10.11	Assignment of Overriding Royalty Interests in favor of Marc Alan Bruner dated April 21, 2006
10.12	Assignment of Overriding Royalty Interests in favor of Florida Energy I, Inc. dated October 4, 2002
10.13	Letter agreement dated April 3, 2006 between Chesapeake Exploration Limited Partnership and Nathan Oil Partners LP (including Model Form Operating Agreement)
10.14	Assignment of Oil and Gas Leases in favor of Chesapeake Exploration Limited Partnership and dated June 9, 2006
21	List of significant subsidiaries
23	Consent of independent registered public accounting firm

*To be filed by amendment.

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

2. Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Newport Beach, California on the 13th day of December 2006.

Vallenar Holdings, Inc. a Nevada corporation

By:	/s/ Richard N. Jeffs
Richard N. Jeffs, President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this SB-2 Registration Statement has been signed by the following persons in the capacities with Vallenar Holdings, Inc. and on the dates indicated.

/s/ Richard N. Jeffs	Chairman of the Board, President,	December 13, 2006
Chief Financial Officer

/s/ Gregory Pek	Director	December 13, 2006

/s/ Ian Robinson	Director	December 13, 2006

/s/ Michael L. Nazmack	Director	December 13, 2006

/s/ Eugene Sweeney	Director	December 13, 2006

/s/ Shawne Malone	Director	December 13, 2006